EXHIBIT 99.2

WSI Industries, Inc.

213 Chelsea Road

Monticello, MN 55362

March 19, 2018

Mr. Milton C. Ault III
Chief Executive Officer
DPW Holdings, Inc.
48430 Lakeview Blvd.
Fremont, CA 94538

Re:        WSI Industries, Inc. (“WSI”)

Dear Mr. Ault,

In its February 16, 2018 letter, DPW Holdings, Inc. (“DPW”) states that it plans to make a tender offer to WSI shareholders to acquire enough shares to ensure that, after such acquisition and when combined with DPW’s other ownership of WSI stock, DPW’s total beneficial ownership would be in excess of 50% of WSI’s outstanding shares of common stock. DPW demanded that a committee of the WSI Board of Directors approve DPW’s acquisition of shares in the tender offer under the Business Combination provisions of Minnesota Statutes, which would prevent DPW from being considered an “interested shareholder” and allow DPW to beneficially own more than 10% of WSI shares and engage in a “business combination” with WSI as a +50% shareholder if its tender offer were successful. DPW also demanded that the WSI Board of Directors take action to except DPW’s acquisition of WSI shares in the proposed tender offer from the protections of the Control Share Acquisition provisions of Minnesota Statutes so that DPW would not lose voting rights over shares DPW proposes to acquire in the tender offer. Subsequent to the February 16 letter, DPW made a demand for a special meeting of shareholders to allow the WSI shareholders to consider granting voting rights to the shares DPW proposes to acquire in the tender offer. While your demand for a special meeting was withdrawn, we want to give you the WSI Board’s view on DPW’s demands under the Control Share Acquisition Provisions, as well as the Special Committee’s determinations relating to DPW’s demands under the Business Combination Provisions.

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The Board of Directors and the Special Committee of the Board of Directors of WSI have carefully considered DPW’s letters dated February 16, 2018 and March 4, 2018. In addition to the information contained in these letters, the Board of Directors and the Special Committee have considered other available information relating to DPW, DPW’s proposal to conduct a tender offer, and DPW’s demands, specifically:

●	DPW would need approximately $7,000,000 to finance the proposed tender offer based upon DPW’s proposed $6.00 per share price and desire to reach beneficial ownership of 50%.

●	In its quarterly reports filed with the Securities and Exchange Commission during 2017, DPW has reported cash balances that are fractions of the amount needed to fund the tender offer. DPW had cash and cash equivalents of $1,138,000 at March 31, 2017, $443,000 at June 30, 2017 and $314,000 at September 30, 2017.

●	In its quarterly reports filed with the Securities and Exchange Commission during 2017, DPW has reported only losses from operations. DPW’s losses from operations were $787,000 for the three months ended March 31, 2017, $1,444,00 for the three months ended June 30, 2017 and $1,318,000 for the three months ended September 30, 2017.

●	In its most recent quarterly report filed with the Securities and Exchange Commission filed on November 20, 2017, DPW reported an accumulated deficit of $17,212,000 and negative working capital of $4,174,000 at September 30, 2017.

●	In its quarterly report for the period ended September 30, 2017, DPW stated that it “expects to continue to incur losses for the foreseeable future and needs to raise additional capital to continue its business development initiatives and to support its working capital requirements.”

●	From September 30, 2017 to February 16, 2018, the date DPW communicated its proposal to acquire shares through a tender offer, DPW has made numerous filings with the Securities and Exchange Commission to report capital raising transactions. However, by our calculation, the aggregate sum of the net capital raised is still substantially less than the $7,000,000 in cash that will be required to finance the tender offer, particularly when taking into account that the aggregate of $5,000,000 in debt incurred on January 25, 2018 is due and payable on February 23, 2018. Additionally, from September 30, 2017 to February 16, 2018, DPW has incurred contractual commitments that are substantial as compared to its reported financial position, including its obligation to fund the $5,250,000 cash portion of the purchase of Entertec Management Ltd. and its obligation to purchase $3,200,000 of cryptocurrency miners.

●	On February 27, 2018 – almost 2 weeks after DPW communicated its proposal to acquire shares through a tender offer – DPW began an at-the-market offering for up to $50,00,000,000 of its common stock. Through this offering DPW may offer and sell shares from time to time using its own sales efforts. This offering does not constitute a definitive financing. It does not obligate any person to purchase any shares of DPW at any time or in any amount. As of the date of this writing, DPW has not publicly announced the closing on any sales of common stock in the at-the-market offering.

●	DPW has filed numerous Current Reports on Form 8-K in the last three months announcing various material events with respect to its subsidiaries, in none of these filings has DPW disclosed the availability of $7.0 million in cash, cash equivalents or availability under a credit facility to fund the proposed tender offer.

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Because the Board and Special Committee have relied upon DPW’s filings with the Securities and Exchange Commission, we also sought to judge the quality of the information included in DPW’s filings. In that regard, we note:

●	On October 10, 2017, DPW’s auditors informed DPW that DPW had misclassified related party real estate transactions and failed to provide adequate disclosure regarding related party transactions. As disclosed by DPW, DPW auditor’s reached the conclusion that because of these misstatements, DPW’s previously issued unaudited quarterly financial statements as of and for the fiscal quarter ended June 30, 2017, as presented in DPW’s Quarterly Report on Form 10-Q filed with the SEC should no longer be relied upon.

●	On November 20, 2017 the NYSE American stock exchange admonished DPW for “failure to make immediate public disclosure of all material information concerning its affairs” relating to failure to report board and management changes as required by SEC rules.

●	From December 15, 2017 to February 12, 2018, DPW filed five amendments to five prior filings with the Securities and Exchange Commission to disclose the required additional details regarding DPW’s capital transactions, including the fact that each of these transactions had closed on previously undisclosed later dates.

We have requested on multiple occasions that DPW provide additional information to substantiate its good faith and bona fide intention to acquire WSI shares through the tender offer, including in its February 26 letter and during our March 16 meeting. In our March 16 meeting, we spoke plainly to you about our grave concern that DPW’s financial capacity was totally inadequate to fund the tender offer. Despite these multiple requests in writing and in person, DPW has not provided any information that would substantiate its ability to fund the tender offer.

Given DPW’s failure to provide the requested financial information and the great weight of publicly filed information that suggests to the WSI Board and Special Committee that DPW does not have adequate capital to finance the proposed tender offer, the WSI Board of Directors and Special Committee have determined that DPW has not made a good faith proposal to acquire WSI shares in the proposed tender offer and that DPW has not made a bona fide written offer to make a control share acquisition.

As you know, the Business Combination provisions are designed to protect shareholders against abuse and oppression at the hands of a large shareholder in a corporate transaction such as a merger, share exchange or loan to the large shareholder. Against the backdrop of the statutory purpose of the Business Combination provisions, the Special Committee has considered the information above as well as:

●	DPW’s stated desire to obtain an ownership position in WSI that exceeds 50% and the concentration of control of WSI stock that this ownership position would represent;

●	the minority ownership position of the WSI shareholders remaining if DPW’s tender offer were successful and the need to protect the interests of these minority WSI shareholders in a business combination between DPW and WSI in the circumstances where DPW also controlled more than 50% of WSI’s stock;

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●	if WSI were to engage in a business combination with DPW that a minority shareholder found unattractive, the challenges of these minority shareholders in selling their WSI stock to exit their investment due to the impaired liquidity in WSI’s stock that would follow the concentration of control in DPW as a +50% shareholder;

●	the lack of synergies articulated by DPW between DPW’s businesses and WSI’s business that would benefit the remaining WSI shareholders;

●	the fact that DPW has not provided any information regarding any particular business combination transaction or any particular terms of a particular business combination for consideration by the Special Committee to ensure that the interests of WSI shareholders would be adequately protected;

●	the fact that if DPW was approved as an interested shareholder, the approval would be permanent whereas if DPW was not approved as an interested shareholders, the restriction on DPW engaging in a business combination transaction with WSI would be temporary (a four year period);

●	the risk that a tender offer may never be commenced and that the price DPW offers to WSI shareholders in the tender offer may change, either in form or amount or both;

●	the Board’s obligations to protect the interests of all WSI shareholders, particularly in the context of a significant corporate transaction like those described as a business combination; and

●	the interests of WSI’s employees, customers, suppliers and other stakeholders.

After consideration of these factors among others, the Special Committee has also determined that approving DPW as an “interested shareholder” under the Business Combination Provisions would not be in best interests of all WSI shareholders.

We do appreciate the opportunity to meet with you and appreciate your confidence in WSI’s business and its future, a confidence that we share. We are excited about the momentum we are building and look forward to capitalizing on that momentum for the benefit of all WSI shareholders.

Sincerely,

The Special Committee of the Board of Directors
/s/ Michael J. Pudil	of WSI Industries, Inc.:

Michael J. Pudil	James D. Hartman
Chairman of the Board of Directors	Burton F. Myers II
WSI Industries, Inc.	Jack R. Veach

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